UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
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DOUGLAS EMMETT, INC.
808 Wilshire Blvd., Suite 200, Santa Monica, California 90401
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Tuesday, June 4, 2013
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (our “Annual Meeting”) of Douglas Emmett, Inc. will be held at the Sheraton Delfina, located at 530 Pico Boulevard, Santa Monica, California 90405 on June 4, 2013 at 9:00 a.m. local time for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect directors to serve on the Board of Directors until the 2014 annual meeting of stockholders.

2.	To approve, in a non-binding advisory vote, our executive compensation.

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013.

4.	To transact such other business as may properly come before our Annual Meeting or any adjournment thereof.
Our Board of Directors has fixed the close of business on April 8, 2013 as the record date for determining the stockholders entitled to notice of and to vote at our Annual Meeting, or at any adjournment thereof. Only stockholders at the close of business on the record date are entitled to vote at our Annual Meeting.
Accompanying this Notice are a Proxy Card and a Proxy Statement. If you will not be able to attend our Annual Meeting and vote your shares of common stock in person, please mark, sign, date and promptly return the enclosed Proxy Card in the postage-paid envelope. If your shares of common stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of common stock voted.
The proxy may be revoked at any time prior to its exercise at our Annual Meeting.

By Order of the Board of Directors,

/s/ Jordan L. Kaplan
Jordan L. Kaplan President and Chief Executive Officer
April 24, 2013

Important Notice Regarding the Availability of Proxy Materials for our 2013 Stockholder Meeting:

This proxy statement and our 2012 annual report to stockholders are available at http://www.douglasemmett.com/proxy.

DOUGLAS EMMETT, INC.
808 Wilshire Blvd., Suite 200, Santa Monica, California 90401

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
This Proxy Statement is furnished to the stockholders of Douglas Emmett, Inc., a Maryland corporation, in connection with the solicitation of proxies on behalf of our Board of Directors (our “Board”). The proxies solicited hereby are to be voted at our Annual Meeting of Stockholders to be held at the Sheraton Delfina, located at 530 Pico Boulevard, Santa Monica, California 90405 on June 4, 2013 at 9:00 a.m. local time and at any and all adjournments thereof (our “Annual Meeting”).
At our Annual Meeting, our stockholders will be asked to consider and vote upon the following proposals:

1.	To elect directors to serve on the Board of Directors until the 2014 annual meeting of stockholders.

2.	To approve, in a non-binding advisory vote, our executive compensation.

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013.

4.	To transact such other business as may properly come before our Annual Meeting.
We have enclosed a form of proxy (Proxy Card) for your use. The shares represented by each properly executed unrevoked proxy will be voted as directed by the stockholder executing the proxy. Unless a proxy directs otherwise, the shares represented by each properly executed unrevoked proxy will be voted in accordance with the recommendations of our Board, as specified for each separate proposal below. With respect to any other item of business that may come before our Annual Meeting, the proxy holders will vote the proxy in their discretion.
If you are a stockholder of record and will not be able to attend our Annual Meeting to vote your common stock in person, please mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope. If your common stock is held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your common stock voted. Your broker is required to vote in accordance with the instruction you give; if you do not give instructions to your broker, your broker may vote your shares in its discretion for the ratification of the independent registered public accounting firm, may not vote your shares at all on the other matters brought before the meeting.
You may revoke any proxy you give at any time prior to its exercise by filing, with our Secretary, an instrument revoking such proxy or by filing of a duly executed proxy bearing a later date. If you attend the meeting, you may withdraw any proxy and vote your common stock if you are a stockholder of record.
This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 24, 2013. We intend to solicit proxies primarily by mail. However, directors, officers, agents and employees may communicate with stockholders, banks, brokerage houses and others by telephone, e-mail, in person or otherwise to solicit proxies. Additionally, we intend to post this Proxy Statement and our 2012 Annual Report on our website for public review and on the website address set forth on the Notice accompanying this Proxy Statement. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option to do so. All expenses incurred in connection with this solicitation will be borne by us. We request that brokerage houses, nominees, custodians, fiduciaries and other similar parties forward the soliciting materials to the underlying beneficial owners of our common stock. We will reimburse reasonable charges and expenses incurred in doing so.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS
Outstanding Shares; Record Date; and Quorum
Only holders of record of our common stock at the close of business on April 8, 2013 (the “Record Date”) are entitled to notice of and to vote at our Annual Meeting and any adjournments thereof. As of the Record Date, 142,572,915 shares of our common stock were issued and outstanding. Holders are entitled to one vote at our Annual Meeting for each share of our common stock held that was issued and outstanding as of the Record Date. The presence, in person or by proxy, of stockholders holding at least a majority of our outstanding common stock will constitute a quorum for the transaction of business at our Annual Meeting.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth the beneficial ownership of our common stock as of April 1, 2013, by (i) each person or entity known by us to own beneficially more than 5% of our outstanding common stock (based upon review of Schedule 13D and Schedule 13G filings as of April 1, 2013), (ii) each of our directors and nominees, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. Except as otherwise noted, each of the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them, and the address of each of the individuals is c/o Douglas Emmett, Inc., 808 Wilshire Blvd., Suite 200, Santa Monica, California 90401.

	Common stock(1)
Name and Address of Owner(2)	Number of Shares	Percent of Class
Dan A. Emmett (3)	13,758,089	9.0%
Jordan L. Kaplan(4)	14,087,917	9.2
Kenneth M. Panzer	11,665,002	7.6
Christopher H. Anderson	5,741,722	3.9
Leslie E. Bider	187,370	*
Dr. David T. Feinberg	—	*
Thomas E. O'Hern	57,370	*
Dr. Andrea Rich	38,940	*
William E. Simon, Jr.	10,000	*
William Kamer	1,141,792	*
Theodore E. Guth	40,533	*
The Vanguard Group, Inc. (5) 100 Vanguard Place, Malvern, PA 19355	16,710,127	11.7
FMR LLC; Edward C. Johnson 3d (6) 82 Devonshire Street, Boston, MA 02109	14,098,201	9.9
Cohen & Steers, Inc. (7) 280 Park Avenue, 10th Floor, New York, NY 10017	13,373,272	9.4
CBRE Clarion Securities LLC (8) 201 King of Prussia Road, Suie 600, Radnor, PA 19087	9,699,141	6.8
Vanguard Specialized Funds - Vanguard REIT Index Fund (9) 100 Vanguard Place, Malvern, PA 19355	8,787,490	6.2
BlackRock, Inc. (10) 40 East 52nd Street, New York, NY 10022	8,758,647	6.1
Deutsche Bank AG (11) Taunusanlage 12, 60325 Frankfurt am Main, Federal Republic of Germany	8,390,860	5.9
APG Asset Management US Inc. (12) 666 Third Avenue, 2nd Floor, New York, NY 10017	7,672,392	5.4
APG All Pensions Group NV (13) Symphony building, P.O. box 75283, 1070 AG Amsterdam	7,672,392	5.4
All officers, directors and nominees as a group (11 persons)	46,728,735	26.1%
_________________________

*	Less than 1%
See notes on the next page

(1)
Pursuant to Item 403 of Regulation S-K, the number of shares listed for each individual reflects their beneficial ownership except as otherwise noted. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group has the right to acquire within 60 days after April 1, 2013. The beneficial ownership in the table includes the following:

Name	Options	OP Units	LTIP Units
Dan A. Emmett	274,355	9,488,477	—
Jordan L. Kaplan	5,431,550	5,882,799	—
Kenneth M. Panzer	5,431,550	5,309,884	—
Christopher H. Anderson	—	3,388,174	—
Leslie E. Bider	—	37,370	—
Dr. David T. Feinberg	—	—	—
Thomas E. O'Hern	—	3,322	—
Dr. Andrea L. Rich	—	26,440	—
William E. Simon, Jr.	—	—	—
William Kamer	953,366	145,761	—
Theodore E. Guth	—	40,533	—
All officers, directors and nominees as a group	12,090,821	24,322,760	—

These shares are deemed to be outstanding for purposes of computing the percentage of outstanding shares held by each person or group on that date, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. “OP Units” refers to limited partnership interests of Douglas Emmett Properties, LP, our operating partnership, of which we are the general partner, and which are redeemable by the holder for an equivalent number of shares of our common stock or for the cash value of such shares, at our election. “LTIP Units” are long-term incentive plan units, which are a form of stock-based compensation granted under our 2006 Omnibus Stock Incentive Plan. LTIP Units are included in the table once they are redeemable (or will become redeemable within 60 days) by the holder for an equivalent number of shares of our common stock or for the cash value of such shares, at our election.

(2)
Mr. Emmett is our Chairman of the Board of Directors, Mr. Kaplan is our Chief Executive Officer and President and a Director, Mr. Panzer is our Chief Operating Officer and a Director, Mr. Kamer is our Chief Investment Officer and Mr. Guth is our Chief Financial Officer. Messrs. Anderson, Bider, O'Hern, Simon, and Drs. Rich and Feinberg are members of our Board.

(3)
Mr. Emmett disclaims beneficial ownership of (i) 315,750 shares of common stock owned by the Emmett Foundation, a California tax-exempt charitable organization, of which Mr. Emmett is the president, (ii) 72,000 shares of common stock owned by certain trusts for Mr. Emmett's children of which Mr. Emmett is a trustee (with sole voting power as to 22,000 shares), (iii) except to the extent of his pecuniary interest therein, 360,000 shares of common stock owned by Rivermouth Partners, a California limited partnership (“Rivermouth”), (iv) 810,126 OP Units owned by trusts for Mr. Emmett's spouse and children, and (v) except to the extent of his pecuniary interest therein, 1,537,288 OP Units owned by Rivermouth.

(4)
As of April 1, 2013, Mr. Kaplan had an outstanding balance of approximately $5 million on a loan secured by approximately 2.8 million shares of common stock.  As of April 1, 2013, the loan balance represented approximately 7% of the value of the shares securing the loan, and approximately 2% of the value of his aggregate share equivalents.  Our Audit Committee reviews each pledge of stock by executive officers and directors. In this case, our Audit Committee concluded that this pledge does not constitute a significant pledge, given the low loan to value ratio, the small magnitude of the aggregate pledged shares in terms of total market value and trading volume. Our Audit Committee also noted that the amount outstanding had already been reduced, and that Mr. Kaplan expects to fully repay the loan within a year.

(5)
Based solely on information disclosed in the Schedule 13G filed on February 11, 2013 by The Vanguard Group, Inc. (“Vanguard”). Of such shares, Vanguard has sole dispositive power with respect to 16,491,249 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of and has sole voting power over an additional 88,978 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of and has sole voting power over an additional 332,000 shares as a result of its serving as investment manager of Australian investment offerings.

(6)
Based solely on information disclosed in the Schedule 13G filed on February 14, 2013 by FMR LLC and Edward C. Johnson 3d, each of whom reported that it had sole voting power with respect to 3,678,609 shares and sole dispositive power with respect to all of the disclosed shares. Of the shares reported in the FMR LLC Schedule 13G, Fidelity Management & Research Company, a wholly owned subsidiary, reported that it was the beneficial owner of 7,705,292 shares.

(7)
Based solely on information disclosed in the Schedule 13G filed jointly on February 14, 2013 by Cohen & Steers, Inc. (“C&S”), Cohen & Steers Capital Management, Inc. (“C&S Capital”), and Cohen & Steers Europe S.A. (“C&S Europe”). C&S reported that it has sole voting power with respect to 8,526,166 shares and sole dispositive power with respect to 13,373,272 shares, C&S Capital has sole voting power with respect to 8,432,001 shares and sole dispositive power with respect to 13,165,912 shares, and C&S Europe has sole voting power with respect to 94,165 shares and sole dispositive power with respect to 207,360 shares.

(8)
Based solely on information disclosed in the Schedule 13G filed on February 13, 2013 by CBRE Clarion Securities, LLC, who reported that it has sole voting power with respect to 5,087,541 shares, and dispositive power with respect to all of the disclosed shares.

(9)
Based solely on information disclosed in the Schedule 13G filed on February 14, 2013 by Vanguard Specialized Funds - Vanguard REIT Index Fund, who reported that it has sole voting and dispositive power with respect to all of the disclosed shares. These shares are also disclosed in the Schedule 13G filed on February 11, 2013 by Vanguard.

(10)
Based solely on information disclosed in the Schedule 13G filed on February 6, 2013 by BlackRock, Inc., who reported that it has sole voting and dispositive power with respect to all of the disclosed shares.

(11)
Based solely on information disclosed in the Schedule 13G filed jointly on February 15, 2013 by Deutsche Bank AG (“DBAG”), Deutsche Investment Management Americas (“DIMA”), Deutsche Bank Trust Company Americas (“DBTCA”), Oppenheim Asset Management Services S.a.r.1 (“Oppenheim”), and RREEF America, L.L.C. (“RREEF”). DBAG reported that it has sole voting power with respect to 5,157,509 shares and sole dispositive power with respect to 8,390,860 shares, DIMA reported that it has sole voting and dispositive power with respect to 845,176 shares, DBTCA reported that it has sole voting and dispositive power with respect to 2,300, Oppenheim reported that it has sole voting and dispositive power with respect to 12,129 shares, and RREEF reported that it has sole voting power with respect to 4,297,904 shares and sole dispositive power with respect to 7,531,255 shares.

(12)
Based solely on information disclosed in the Schedule 13G filed jointly on February 12, 2013 by APG Asset Management US Inc., and Stichting Pensioenfonds ABP, who reported that it has sole voting and dispositive power with respect to all of the disclosed shares. These shares are also disclosed in the Schedule 13G filed jointly on February 12, 2013 by APG All Pension Group NV, and APG Group.

(13)
Based solely on information disclosed in the Schedule 13G filed jointly on February 12, 2013 by APG All Pension Group NV, and APG Group, each of which reported that it has sole voting and dispositive power over such shares. These shares are also disclosed in the Schedule 13G filed jointly on February 12, 2013 by APG Asset Management US Inc., and Stichting Pensioenfonds ABP.

ELECTION OF DIRECTORS
(Proposal 1)
Information Concerning Current Directors and Nominees
Our Board has nine members, all of whose terms expire at our Annual Meeting and all of whom, except retiring director Dr. Andrea Rich, are nominated for re-election to a term that will expire at our 2014 annual meeting of stockholders. The size of the Board will be reduced to eight members effective immediately after our Annual Meeting until a suitable replacement for Dr Rich can be found. Each of the nominees was nominated based on the assessment of our Nominating and Corporate Governance Committee (our “Governance Committee”) and our Board that the nominees can make meaningful contributions to the oversight of our business and affairs, have a reputation for honesty and ethical conduct in their personal and professional activities and share independence, experience and strong communication and analytical skills. Our Board seeks, and consists of, persons whose diversity of skills, experience and background are complementary to those of our other Board members.

Name	Age	Title
Nominees
Dan A. Emmett	73	Chairman of our Board of Directors
Jordan L. Kaplan	52	Director, Chief Executive Officer and President
Kenneth M. Panzer	53	Director and Chief Operating Officer
Christopher H. Anderson(6)	70	Director
Leslie E. Bider(1)(5)	62	Director
Dr. David T. Feinberg(4)(6)	51	Director
Thomas E. O'Hern (2)	57	Director
William E. Simon, Jr. (5)(4)	61	Director

Retiring Director
Dr. Andrea Rich(3)	69	Director
_________________________________
(1)    Chairman of our Compensation Committee.
(2)    Chairman of our Audit Committee.
(3)    Chairman of our Governance Committee.
(4)    Member of our Compensation Committee.
(5)    Member of our Audit Committee.
(6)    Member of our Governance Committee.

Nominees
Dan A. Emmett. Mr. Emmett has served as the Chairman of our Board since our inception. In 1971, Mr. Emmett co-founded our original predecessor and our immediate predecessor in 1991. Mr. Emmett received his bachelor's degree from Stanford University in 1961 and his J.D. from Harvard University in 1964. Mr. Emmett was nominated as a result of his position as Chief Executive Officer of our predecessor entities and his extensive knowledge of our operations and our market.
Jordan L. Kaplan. Mr. Kaplan has served as our Chief Executive Officer and President and a member of our Board since our inception. Mr. Kaplan joined our predecessor operating companies in 1986, co-founded our immediate predecessor in 1991 and served as the Chief Financial Officer for our predecessor operating companies from 1991 to 2006. Mr. Kaplan received his bachelor's degree from the University of California, Santa Barbara in 1983 and his M.B.A. from the University of California, Los Angeles in 1986. Mr. Kaplan was nominated as a result of his position as our Chief Executive Officer and his extensive knowledge of our operations and our market.
Kenneth M. Panzer. Mr. Panzer has served as our Chief Operating Officer and a member of our Board since 2006. Mr. Panzer joined our predecessor operating companies in 1984, co-founded our immediate predecessor in 1991 and served as the Chief Operating Officer of our predecessor operating companies from 1991 to 2006. Mr. Panzer received his bachelor's degree from Penn State University in 1982. Mr. Panzer was nominated as a result of his position as our Chief Operating Officer and his extensive knowledge of our operations and our market.

Christopher H. Anderson. Mr. Anderson has served as a member of our Board since 2011. He joined one of our predecessors in 1972, co-founded our predecessor in 1991, where he served in a number of senior positions, including Executive Vice President, until his retirement in 2006. Mr. Anderson also worked in the financial industry at White Weld &Co. and Bank of America and was an officer in the United States Army. Mr. Anderson received his bachelor's degree from Stanford University in 1964. Mr. Anderson was nominated based on the entirety of his experience and skills, although the Governance Committee and Board specifically noted his experience in real estate, including his prior service with our predecessor.
Leslie E. Bider. Mr. Bider has served as a member of our Board since 2006. Since June 2008, he has been the Chief Executive Officer of PinnacleCare, a Private Health Advisory firm. From 2007 to 2008, he was the Chief Strategist at ITU Ventures, a Los Angeles based Venture Capital firm. From 2005 to 2007, Mr. Bider served as an executive in residence at Elevation Partners. Mr. Bider was the Chairman/Chief Executive Officer of Warner Chappell Music, Inc., one of the world's largest music publishing companies, from 1987 to 2005. Prior to that, Mr. Bider served as Chief Financial Officer and Chief Operating Officer of Warner Bros. Music, and was a principal in an accounting firm specializing in the entertainment industry. Mr. Bider holds a bachelor's degree in accounting from University of Southern California and an M.S. from the Wharton School. Mr. Bider was a member of the board of directors of OSI Systems, Inc. (NASDAQ: “OSIS”) from 2006 to 2010 and of California Pizza Kitchen (NASDAQ: “CPKI”) from 2008 to 2011. Mr. Bider was nominated based on the entirety of his experience and skills, although the Governance Committee and Board specifically noted his experience in real estate, including his prior service as a director at a large commercial real estate firm, his knowledge of financial and accounting matters and his operating experience in several industries.
Dr. David T. Feinberg. Dr. Feinberg has served as a member of our Board since 2011. Dr. Feinberg has served as the Chief Executive Officer of the UCLA Hospital System and Associate Vice Chancellor of UCLA Health Sciences since 2007. He is also a Clinical Professor of Psychiatry at UCLA's David Geffen School of Medicine, and has held other positions at UCLA and its Hospital System since joining its faculty in 1994. Dr. Feinberg is a director of OSI Systems (NASDAQ: OSIS). Dr. Feinberg holds a bachelor's degree in economics from the University of California at Berkeley, an M.D. from the University of Health Sciences/The Chicago Medical School and a Masters of Business Administration from Pepperdine University. Dr. Feinberg was nominated based on the entirety of his experience and skills, although the Governance Committee and Board specifically noted his experience as the chief executive officer of a major medical institution in our submarkets, including his experience as a tenant, his familiarity with the medical industry generally (one of our key tenant drivers) and his managerial expertise.
Thomas E. O'Hern. Mr. O'Hern has served as a member of our Board since 2006. Mr. O'Hern is Senior Executive Vice President, Chief Financial Officer and Treasurer of Macerich Company, a REIT specializing in retail real estate. Prior to joining Macerich in 1993, Mr. O'Hern served as Chief Financial Officer of several commercial real estate companies. Mr. O'Hern worked as a Certified Public Accountant for Arthur Andersen & Co. and was with that firm from 1978 through 1984. Mr. O'Hern is a board member of several educational and philanthropic organizations. Mr. O'Hern holds a bachelor's degree from California Polytechnic University, San Luis Obispo. Mr. O'Hern was nominated based on the entirety of his experience and skills, although the Governance Committee and Board specifically noted his experience in real estate, including his service as an executive at a large public commercial real estate company and his knowledge of financial and accounting matters.
William E. Simon, Jr. William E. Simon, Jr.,has served as a member of our Board since 2012. Mr. Simon is the co-chairman of William E. Simon & Sons, LLC, which he co-founded in 1988. The firm has built and manages a diverse investment portfolio, with holdings in real estate, private equity and fixed-income securities. From 1990 to 2005, Mr. Simon was a co-founder and Advisory Director of William E. Simon & Sons Municipal Securities, Inc., a municipal bond company, and from 1973 to 1979 held senior positions on the municipal securities and foreign exchange desk at Morgan Guaranty Trust Company. He was an Assistant United States Attorney in the Southern District of New York from 1985 to 1988. Mr. Simon is currently a Visiting Professor of Practice at UCLA School of Law, as well as Professor of Practice at the University of Southern California. Mr. Simon holds a bachelor's degree in history from Williams College and a J.D. from Boston College Law School. Mr. Simon was nominated based on the entirety of his experience and skills, although the Governance Committee and Board specifically noted his experience in investing in real estate and other investments and his knowledge of financial matters
Retiring Director
Dr. Andrea L. Rich. Dr. Rich has served as a member of our Board since 2006. Dr. Rich retired from the Los Angeles County Museum of Art in 2005 after ten years as President and Chief Executive Officer. During the second half of her career at the Museum, she also served as the Wallis Annenberg Director. Prior to her tenure at the Los Angeles County Museum of Art, Dr. Rich had a long academic and administrative career at UCLA, culminating in her service as Executive Vice Chancellor and Chief Operating Officer from 1991 to 1995. Dr. Rich serves as a director of Mattel Inc. and The Private Bank of California. Dr. Rich earned her bachelor's degree, master's degree and Ph.D. from UCLA.

Required Vote
Nominees will be elected as directors by a plurality of the votes cast (assuming a quorum is present). The shares represented by each properly executed unrevoked proxy will be voted FOR the election of all of the nominees, unless the proxy otherwise directs. Abstentions and broker non-votes will have no effect on the outcome of this proposal. All of the nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the proxy holders will vote for the election of another person or persons as our Board recommends.
Board Recommendation
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE ABOVE-NAMED NOMINEES.

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal 2)
We are seeking an advisory vote (sometimes referred to as “say on pay”) from our stockholders to approve our executive officers' compensation. Our Board recommends that you approve this resolution for the following reasons (for more information, please also see “Executive Compensation,” including the Compensation Discussion and Analysis section):
First, we tie the compensation of our executive officers directly to their performance (“pay for performance”):

▪
Clarified Link Between Pay and Performance. In 2012, after consultation with our stockholders, we refined our compensation system to make the link between pay and performance more explicit and more transparent. Under the revised system, our Compensation Committee approves written Operating and Financial Goals, as well as a target for our Funds From Operations, at the beginning of each year, and we disclose those goals in our proxy statement. At the end of each year, our Compensation Committee determines our executives' compensation based on the achievement of those goals, our financial results (in the form of Funds From Operations) as well as our acquisitions, dispositions and development and redevelopment activities during the year, and (when appropriate and disclosed) other factors.

▪
New System Overwhelmingly Approved by our Stockholders. After we explained these changes in our proxy last year, our compensation approach was approved by over 99% of our stockholders voting on say on pay at our 2012 annual meeting.

▪
Benchmarking of Pay. We benchmark our executive officers against a consistent peer group of companies selected by our Compensation Committee with the advice of an independent compensation consultant. Our Peer Group for 2012 was the same as for 2011. Our compensation consultant designed our Peer Group to include REITs where office and/or industrial properties constitute a significant portion of their portfolio and with which we would compete for talent and assets. The list focuses on the office REITs against which we are most frequently compared by the investment community as well as REITs based in Southern California.

▪
Most Pay Dependant on Performance. We pay our Chief Executive Officer a base salary that represents only about 15% to 20% of his expected annual compensation, and our Compensation Committee determines the remainder of his compensation (none of which is guaranteed) after the end of the year based on performance during the year. We provide very limited perquisites for our executive officers, including no pension benefits beyond participation in our 401(k) plan on the same basis as our other employees.

▪
Pay Largely in Restricted Equity. We pay most (over 50% for our Chief Executive Officer and Chief Operating Officer in 2012) of our senior executives' compensation in the form of equity that vests over time and is contingent upon our future stock price exceeding the price at grant, and we restrict our executives from selling or transferring that equity for between two and five years after grant. By doing so, we tie the value of the compensation for our executive officers directly to the ultimate total return to our stockholders over a multi-year period.

▪
Significant Long-Term Equity Ownership Creates a Strong Tie to Our Stockholders. In accordance with our share ownership and retention policy (described at “Corporate Governance-Equity Ownership Guidelines”), on April 1, 2013 our executive officers and directors held almost 22% of our outstanding share equivalents (common stock, OP Units and LTIP Units, but not options), with a market value of approximately $909 million.

▪
Overpayment Clawback; No Excise Tax Gross Up or Hedging. The employment agreements for our executive officers include a provision requiring repayment of any overpayment of compensation following a restatement of our financial statements and do not contain any excise tax gross-ups. We also prohibit hedging transactions in our securities by our employees and directors.

Second, our Compensation Committee fairly implemented this approach for 2012:

▪
Our Compensation Committee concluded that our Chief Executive Officer's performance in 2012 substantially exceeded expectations with respect to the goals adopted in early 2012. Most notably, during 2012,

◦
We completed the refinancing of our $522.5 million debt maturing in 2012, closed a new seven year $155 million loan with interest at 4% per annum, closed a new seven year $285 million loan with interest at 3.85% per annum and raised over $100 million in equity. We met our announced goals of reducing our net leverage to the mid 40's (43% as of December 31, 2012).

◦
Occupancy in our total office portfolio increased by 210 basis points and we increased net effective office rents in all of our submarkets except Warner Center and Honolulu. We raised multifamily asking rents an average of 7%.

◦
Based on external estimates of competitors in our submarkets, the leased rate of our office portfolio at December 31, 2012 significantly exceeded the average Class A office leased rate in our submarkets.

◦	In 2012, our G&A represented 4.8% of our revenues, down from 5.1% in 2011, and was significantly less than the average of 7% for our office peers.

◦
Our Funds From Operations ("FFO") met the target approved at the beginning of the year, even with the negative impact on 2012 FFO of an additional financing expressly excluded from that target. When our Compensation Committee adjusted 2012 FFO to exclude that impact, our FFO exceeded our target.

◦
Our Compensation Committee believed the one acquisition we made in 2012 was well negotiated and executed. They did note that the number of acquisitions we made during 2012 was disappointing, but did not believe that, even in hindsight, we should have purchased any other properties sold in our submarkets during 2012. Our Compensation Committee noted that we had identified two potential residential development projects on land we already own. Our Compensation Committee supported our decision not to dispose of any properties during 2012.

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Excellent Total Shareholder Return. Based on the calculations through November 29, 2012 (the day before the decision of our Compensation Committee), the Committee's compensation consultant reported that “For each of the measurement periods, DEI has performed at the top half of the Peer Group and has consistently outperformed the market, including an approximate 22% return over the year-to-date period. As compared to the Peer Group, DEI has ranked at the 85th percentile over the year-to-date period, the 100th percentile over the three-year period, the 73rd percentile over the five-year period and the 82nd percentile since the Company's IPO.”

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Fair Comparative Compensation. Our Chief Executive Officer's total compensation for 2012 (including salary, cash bonus, annual equity grants and one quarter of the quadrennial grants made in 2010) placed him between the 65th percentile (based on the average of Chief Executive Officer compensation) of our Peer Group, and the 70th percentile (based on the average of Chief Executive Officer and Chief Operating Officer compensation) of our Peer Group.

▪	No Salary Increases for 2013. The 2013 base salaries for our executive officers other than Mr. Emmett are the same as they were in 2008.

New Developments
After consultation with our stockholders, we refined our compensation system at the beginning of 2012 with the goal of making the link between pay and performance more explicit and more transparent. We did not make any further changes to the structure of our compensation system following our 2012 annual meeting. However, for 2012 and subsequent years, we have decided to pay our incentive compensation prior to the end of the year with respect to which it is being paid. In prior years, we paid the incentive compensation for each year in January of the subsequent year. Unfortunately, under Securities and Exchange Commission ("SEC") rules, this meant that the cash portion of the incentive compensation was included in the year earned, while the equity portion was included in the next year. This split made it difficult for investors to evaluate pay for performance, even with a separate table we provided to show all incentive compensation in the year for which it was earned. For 2012 and subsequent years, all incentive compensation (cash and equity) will be included in the year with respect to which it was earned. However, for 2012 this means that the SEC table includes two years of equity compensation (the equity grants for 2011 granted in January 2012, and the equity compensation for 2012, granted in December 2012). Accordingly, care should still be taken in using the SEC table for comparison.
Required Vote

As an advisory vote, the vote on this proposal is not binding upon us, our Board or our Compensation Committee. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, and our Board, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for executive officers. Abstentions, broker non-votes and instructions on a proxy to withhold authority to vote on this proposal will not be counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome. Unless a proxy directs otherwise, the shares represented by each properly executed unrevoked proxy will vote “for” Proposal 2.

Board Recommendation
For all of these reasons, our Board recommends a vote “FOR” the following resolution at our Annual Meeting:
“RESOLVED, that the stockholders of Douglas Emmett, Inc. hereby approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed in its Proxy Statement for its 2013 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 2.

RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
(Proposal 3)
Our Audit Committee has approved the appointment of Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for 2013. We are seeking our stockholders' ratification of such action. A representative of Ernst & Young LLP will be available at our Annual Meeting to respond to appropriate questions or make any other statements such representative deems appropriate.
Required Vote
Proposal 3 requires the affirmative vote of a majority of the votes cast on the proposal (assuming a quorum is present). Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions, broker non-votes and instructions on a proxy to withhold authority to vote on this proposal will not have any effect on the outcome of this proposal. In the event the stockholders do not approve this proposal, our Audit Committee will reconsider the appointment of Ernst & Young LLP as our independent registered public accounting firm. Unless a proxy directs otherwise, the shares represented by each properly executed unrevoked proxy will vote “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.
Board Recommendation
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

EXECUTIVE OFFICERS

Name	Age	Title
Dan A. Emmett	73	Chairman of the Board of Directors
Jordan L. Kaplan	52	Chief Executive Officer and President
Kenneth M. Panzer	53	Chief Operating Officer
William Kamer	62	Chief Investment Officer
Theodore E. Guth	58	Chief Financial Officer
Biographical information regarding Messrs. Emmett, Kaplan and Panzer is set forth above under “Election of Directors (Proposal 1)-Information Concerning Directors and Nominees.”
William Kamer. Mr. Kamer became our Chief Investment Officer in 2012, after serving as our Chief Financial Officer since 2006. From 2000 to 2006, Mr. Kamer served as Senior Vice President in the Capital Markets Division and General Counsel of our predecessor operating companies. Prior to that time, Mr. Kamer was an attorney for 22 years focusing exclusively on real estate and real estate finance matters, including as a partner at the law firm of Cox, Castle & Nicholson LLP. Mr. Kamer received his bachelor's degree from Vassar College in 1973, his master's degree in city and regional planning from Harvard University in 1978, and his J.D. from Boston University in 1978.
Theodore E. Guth. Theodore E. Guth is our Chief Financial Officer. Prior to joining us in January 2011, Mr. Guth was a partner and held various management positions at the law firms of Manatt, Phelps & Phillips LLP (2007-2010), Guth | Christopher LLP (1997-2007) and Irell & Manella LLP, and had been one of our principal outside advisors since 2005. He also served as the President of Dabney/Resnick, Inc. (now Imperial Capital), an investment banking and brokerage firm specializing in distressed debt and special situations, and as a full-time professor at the UCLA School of Law. Mr. Guth is a member of the Board of Directors of Electro Rent Corporation, one of the largest global organizations devoted to the rental, leasing and sales of electronic test equipment, personal computers and servers. Mr. Guth earned a B.S. from the University of Notre Dame in 1975 and a J.D. from the Yale Law School in 1978.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
We have adopted Corporate Governance Guidelines, which are available on our website at http://www.douglasemmett.com/governance. Our Board adopted these guidelines to assist in the exercise of its responsibilities. The guidelines describe such matters as the role of directors, the selection of new directors, Board membership criteria, independence requirements, self-evaluation by our Board and procedural matters of the Board and its committees. In accordance with our guidelines, our Board annually reviews management's long-range planning for executive development and succession.
Our Corporate Governance Guidelines provide that an independent director may not serve on the Board for more than seven years unless that limit is waived by our Governance Committee. Our Governance Committee has waived this rule with respect to the continued service of Messrs. Bider and O'Hern because our Governance Committee determined that their continued service was important to provide needed continuity on the Board. Our Governance Committee noted that failing to grant the waiver would result in wholesale turnover on the board because we elected a full slate of new independent directors at the time of our IPO seven years ago. Our Governance Committee noted that we have added three new independent directors within the last two years in compliance with the rule, and the departure of Messrs. Bider and O'Hern would have left the Board with no independent director with more than two years of service on our Board because we elected a full slate of new independent directors at the time of our IPO seven years ago.
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics, which is applicable to our directors, officers and employees (including our Chief Executive Officer and Chief Financial Officer), embodies our principles and practices relating to the ethical conduct of our business and our commitment to honesty, fair dealing and compliance with laws. Our Code of Business Conduct and Ethics is available at http://www.douglasemmett.com/governance. If we make any amendments to this code other than technical, administrative or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of this code to our Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer, we will disclose the nature of any such amendment or waiver to the code, its effective date and to whom it applies, on our website or in a report on Form 8-K filed with the SEC.
Equity Ownership Guidelines
Our Board has adopted a policy to encourage our executive officers and directors to reach target equity ownership levels (through a combination of common stock, OP Units, and/or LTIP Units) within five years of their becoming subject to the policy, equal to the lesser of a multiple (based on fair market value of the equity at each year end) of annual salary/retainer at the previous year-end or a fixed share amount, as follows:

Title	Share Equivalents	Multiple of Salary/retainer
Chief Executive Officer	200,000	4x
Other executive officers	50,000	3x
Directors	10,000	3x
As of April 1, 2013, each of our directors and executive officers owned at least 23,000 share equivalents, and all were in compliance with the applicable standards. As of April 1, 2013, our directors and executive officers owned an aggregate of approximately 36.4 million share equivalents (including common stock, OP Units and LTIP Units, but not options) with a market value of approximately $909 million.
Director Independence
Our Board annually reviews and determines the independence of each director and nominee for election as a director in accordance with our Corporate Governance Guidelines, which incorporates all elements of the independence standards set forth in the New York Stock Exchange (“NYSE”) rules. Our director independence standards are available on our website at http://www.douglasemmett.com/governance. Based on these standards, our Board determined that each of Christopher H. Anderson, Leslie E. Bider, Dr. David T. Feinberg, Thomas E. O'Hern and William E. Simon, Jr. is independent.

Board Leadership Structure
Our Board currently separates the role of Chairman of the Board from the role of our Chief Executive Officer. In addition, our Corporate Governance Guidelines designate the chairperson of our Governance Committee as our lead independent director, responsible for matters such as presiding over the executive meetings of our independent directors. Our Board believes that this structure combines accountability with effective oversight. This structure also gives us the continued benefits of the experience and knowledge of our Chairman, who has been overseeing our operations and those of our predecessor for over 40 years, while reflecting the current responsibilities and contributions of the team of our Chief Executive Officer and Chief Operating Officer. It also provides a single independent director with responsibility for coordinating the actions of our independent directors.
Board Role in Risk Oversight
Our Board is actively involved in overseeing our risk management through our Audit Committee. Under its charter, our Audit Committee is responsible for discussing guidelines and policies governing the process by which our senior management and our relevant departments assess and manage our exposure to risk, as well as our major financial risk exposures and the steps management has taken to monitor and control such exposures. Although the separation of the roles of Chairman and Chief Executive Officer could potentially affect risk oversight function by our Board, this was not a significant issue in determining our Board's leadership structure.
Stockholder and Interested Party Communications
Communications to our Board, any of its committees or the chairperson of our Governance Committee (who chairs the quarterly executive sessions of our non-management directors) may be addressed to Corporate Secretary, Douglas Emmett, Inc., 808 Wilshire Blvd., Suite 200, Santa Monica, CA 90401, marked to the attention of the appropriate recipient. Copies of all communications so addressed will be promptly forwarded to the chairperson of the committee involved or, in the case of communications addressed to our Board as a whole, to the chairperson of our Governance Committee.
Annual Meeting Attendance
We expect that all of our Board members will attend our annual meetings of stockholders in the absence of a showing of good cause for failure to do so. All of the nine members of our Board attended our 2012 annual meeting of stockholders.

BOARD MEETINGS AND COMMITTEES
During 2012, our Board held five meetings and acted by written consent six times. Our Board has three separately designated standing committees: our Governance Committee, our Audit Committee and our Compensation Committee. Each member of these standing committees has been determined to meet the standards for “director independence” under the rules of the SEC and the rules and regulations of the NYSE. Each incumbent director attended at least 75% of the aggregate number of meetings of our Board and meetings of committees of our Board on which she or he served during 2012.
Nominating and Corporate Governance Committee
The members of our Governance Committee are Dr. Andrea L. Rich, Chairperson, Christopher H. Anderson and Dr. David T. Feinberg. Our Governance Committee has adopted a charter that is available on our website at http://www.douglasemmett.com/charters. In addition to any other duties or responsibilities as may be assigned by the Board, our Governance Committee is responsible for (i) reviewing the size and composition of our Board; (ii) evaluating and recommending candidates for director; (iii) reviewing the frequency and structure of meetings and procedures of our Board; (iv) reviewing the size, composition and functioning of committees of our Board; (v) reviewing our corporate governance guidelines; (vi) reviewing our director compensation levels and practices; (vii) overseeing our Board's self-evaluation process; and (viii) considering any other corporate governance issues that may arise. Under our Corporate Governance Guidelines, the chairperson of our Governance Committee also chairs the executive sessions of non-management directors. Our Governance Committee met three times during 2012 and did not act by written consent.
Our Governance Committee manages the process for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills and characteristics required on our Board, the current makeup of our Board, the results of the evaluations, and the wishes of our Board members to be re-nominated, our Governance Committee recommends to our Board whether those individuals should be re-nominated.
On at least an annual basis, our Governance Committee reviews with our Board whether it believes our Board would benefit from adding a new member(s), and if so, the appropriate skills and characteristics required for the new member(s). If our Board determines that a new member would be beneficial, our Governance Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including candidates recommended by stockholders), are reviewed under the same process. Our Governance Committee (or its chairperson) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Governance Committee members, other members of our Board and senior members of our management. Upon completion of these interviews and other due diligence, our Governance Committee may recommend to our Board the election or nomination of a candidate.
All Board nominees must demonstrate an ability to make meaningful contributions to the oversight of our business and affairs and also must have a reputation for honesty and ethical conduct in their personal and professional activities. Our Governance Committee also believes that all directors should share qualities such as objectivity, experience and strong communication and analytical skills. Our Governance Committee may also consider additional factors, including a candidate's specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments (such as service on other public company boards or on other governing boards), potential conflicts of interest, material relationships with us and independence from our management. Our Governance Committee does not have a formal policy with respect to diversity; however, our Board and our Governance Committee believe that it is important that we have Board members whose diversity of skills, experience and background are complementary to those of our other Board members. In considering candidates for our Board, the Governance Committee considers the entirety of each candidate's credentials.
We have typically found candidates for independent Board members through recommendations from directors or others associated with us. We may in the future also use the help of executive search firms (which receive a fee for their services). In any given search, our Governance Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our Board and our perceived needs. However, during any search, our Governance Committee reserves the right to modify its stated search criteria for exceptional candidates. Our stockholders may recommend candidates by sending the candidate's name and resume to our Governance Committee under the provisions set forth above for communication with our Board. No such suggestions from our stockholders were received in time for our Annual Meeting.
We require specific approval by our Governance Committee of service by any of our directors on more than three boards of directors of public companies (including service on our Board) or on more than two audit committees of other public companies if such director also serves on our Audit Committee. Our Corporate Governance Guidelines limits service of independent directors on our Board to seven years, unless that limit is waived by our Governance Committee. Finally, our policy requires our directors to submit a letter of resignation upon a material change in their current employment status or job responsibilities, which our Governance Committee may accept or reject in its sole discretion.

Audit Committee
The members of our Audit Committee are Thomas E. O'Hern, Chairman, Leslie E. Bider and William E. Simon, Jr. Our Audit Committee has adopted a charter, which is available on our website at http://www.douglasemmett.com/charters. The information contained in this paragraph shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934 as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).
The principal functions of our Audit Committee include (i) approving the appointment, compensation and retention of, and overseeing the work of, our independent public accounting firm; (ii) reviewing our financial statements, our earnings releases, and our internal controls over financial reporting, including the impact of any material risks, legal matters, regulatory and accounting initiatives, accounting principles and financial statement presentations and off-balance sheet structures; (iii) reviewing and granting waivers under our policies relating conflicts of interest and our Code of Business Conduct and Ethics; and (iv) establishing procedures with respect to reports of questionable accounting or auditing matters or illegal, unethical or other questionable conduct or conflicts of interest.
Our Audit Committee must approve any decision to hire any person who served as a senior member of the audit team of our independent auditor within the prior two years. Our Audit Committee met four times during 2012 and acted twice by written consent.
As required in our Audit Committee Charter, our Board has determined that each member of our Audit Committee is “independent,” as defined under the rules and regulations of the SEC and the NYSE, and that Thomas E. O'Hern, Chairman of our Audit Committee, is an “audit committee financial expert” as defined under the rules of the SEC.
Compensation Committee
The members of our Compensation Committee are Leslie E. Bider, Chairman, Dr. David T. Feinberg and William E. Simon, Jr. Our Compensation Committee has adopted a charter, which is available on our website at http://www.douglasemmett.com/charters. The principal functions of our Compensation Committee include (i) evaluating the performance of our Chief Executive Officer and Chief Operating Officer and determining their compensation, including salary, bonus, incentive and equity compensation and perquisites and other personal benefits; (ii) reviewing the performance, compensation, perquisites or other personal benefits of our other executive officers; (iii) reviewing our executive compensation plans, general compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans; (iv) approving grants of equity; (v) approving any employment, change in control, severance or termination agreement or arrangement to be made with any executive officer; and (vi) overseeing our policies relating to the compensation of, and other matters relating to, our employees generally. Our Compensation Committee has the authority to delegate to its subcommittees such power and authority as it deems appropriate to the extent consistent with laws, regulations or listing standards, but has not done so. Our Compensation Committee met four times during 2012 and acted twice by written consent.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Our Executive Compensation Philosophy
Our Compensation Committee, comprised entirely of independent directors as defined by the SEC and the NYSE, is responsible for overseeing our compensation and employee benefit plans and practices, incentive compensation, and equity-based plans (including compensation for our executive officers). Our stockholders approved our executive officers' compensation last year, with over 99% of those voting in favor. Our Compensation Committee tries to design our compensation programs to reflect the following principles:

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Pay for Performance: We believe in paying our executive officers based on their performance (so-called “pay for performance”). Accordingly, performance-based pay represents a substantial majority of the compensation of our executive officers. Only about 15 to 20% of our Chief Executive Officer's compensation is guaranteed, with the remainder determined at the end of each year based on performance during the year. To avoid excessive focus on any one element, as discussed below our Compensation Committee considers a variety of factors in determining the specific level of compensation we provide to our Chief Executive Officer and our other executive officers.

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Alignment with Long Term Stockholder Value: We believe our executive compensation should align incentive compensation opportunities with the long-term interests of our stockholders. For example, more than 50% of our Chief Executive Officer's compensation in 2012 was in the form of restricted equity whose transfer is restricted for between two and five years after grant, which further aligns his interests with those of our stockholders.

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Competitiveness: Our Compensation Committee seeks to pay competitive compensation that allows us to attract and retain talented and experienced executives. To do this, we benchmark our chief executive officer's compensation against those of a group of competitive companies. We also pay a significant portion of compensation in restricted equity that vests over time, which encourages our executives to stay with us.

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Alignment of Risk Profile: We seek to structure compensation to discourage excessive risk-taking and to encourage ethical and social responsibility. To avoid situations where management focuses on the selected metrics to the detriment of real performance or where a mechanical formula produces anomalous results, our Compensation Committee does not use such formulas to measure success. This approach, together with our benchmark approach, also eliminates the chance that a formula produces uncapped excessive compensation, and allows our Compensation Committee to factor into its compensation decisions its analysis of the risks taken to achieve the results. We also reduce the potential for excessive risk taking by paying more than 50% of our Chief Executive Officer's annual compensation in restricted equity whose transfer is restricted for between two and five years after grant, by imposing a clawback of compensation in the event of a restatement and by having our directors and executive officers maintain significant stock ownership.

Role of Compensation Consultants
In 2012, our Compensation Committee again retained FTI Consulting, Inc. (“FTI”) to assist in our Compensation Committee's determination of executive compensation. FTI had been retained by our Compensation Committee in prior years to make recommendations concerning the structure and amount of compensation for our executive officers and our Board. In 2012, FTI was retained to review the annual compensation program for 2012 for our senior management team, including base salary, annual cash incentive and annual equity-based incentive compensation. In its engagement letter, FTI specifically confirmed that (i) it was ultimately accountable to our Compensation Committee, which had the ultimate authority to engage, evaluate and, if appropriate, terminate FTI's services; (ii) it would timely report directly to our Compensation Committee any difficulties encountered in the course of its work, including any restriction on the scope of activities or access to required information and (iii) while it would meet with management in the course of performing its services to gather and check facts, and to obtain their reactions to alternatives that FTI believed should be considered by our Compensation Committee, our management was not empowered to set the nature or scope of, or to give FTI instructions or directions concerning the engagement of FTI, all of which powers were exclusively reserved to our Compensation Committee. In hiring FTI and other professionals, our Compensation Committee specifically considered factors including (i) the provision of other services to us by the professional's firm; (ii) the amount of fees received from us by that firm, as a percentage of its total revenue; (iii) the policies and procedures of that firm that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the professional or his or her firm with a member of our Compensation Committee; (v) any of our stock owned by professional; and (vi) any business or personal relationship of the professional or his or her firm with any of our executive officers. In the case of FTI, it has no other relationships with us, or any of our executive officers or Compensation Committee members, and FTI represented that the fees we pay to it represent less than 1% of its revenues.

Components for Compensation for our Executive Officers

The principal components of annual compensation for our executive officers for 2012 were:

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Salary. We establish salary levels for our executive officers annually (as well as upon any promotion or other change in job responsibility) as part of their total compensation package based on matters including (i) the responsibilities of the position, (ii) the individual's salary history, performance and perceived ability to influence our financial performance in the short and long-term, (iii) the compensation of our other employees, and (iv) an evaluation of salaries for similar positions in our Peer Group and other competitive factors. We believe that base salary should represent a modest portion of the compensation for our executive officers; our Chief Executive Officer's base salary constitutes only about 15% to 20% of his expected annual compensation. In addition, our Compensation Committee has generally not increased base salaries for our executive officers, believing that any increases in compensation should be based on performance; the 2013 base salaries for our executive officers other than Mr. Emmett are the same as they were in 2008. For information concerning base salaries of each of our executive officers during 2012, see “-Summary Compensation Table” below.

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Annual Incentive Compensation. We pay most of the annual compensation for our executive officers in the form of discretionary compensation, none of which is guaranteed. We have also paid most of the annual bonuses of our senior employees in the form of equity that vests over time and is contingent upon our future stock price exceeding the price at grant, and we restrict our executives from transferring that equity for between two and five years after grant. This better aligns the interests of our executives with our stockholders, makes their compensation dependent on future performance and functions as “golden handcuffs.” For information concerning annual incentive compensation of each of our executive officers during 2012, see “-Summary Compensation Table” below.

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Perquisites and Other Personal Benefits. We provide very limited perquisites for our executive officers, including no pension benefits beyond participation in our 401(k) plan on the same basis as our other employees. Our executive officers are entitled to a car allowance in lieu of mileage reimbursement and participate in our employee plans on the same basis as our other employees, including vacation, medical and health benefits and our 401(k) retirement savings plan. Messrs. Emmett, Kaplan and Panzer are also entitled to use their secretaries for personal matters, which we believe can increase the efficiency of their efforts for us. These benefits are considered by our Compensation Committee in its review of compensation for our executive officers. We believe these perquisites, while not representing a significant portion of our executive officers' total compensation, reflect our intent to create overall market comparable compensation packages. For information concerning the perquisites of each of our executive officers during 2012, see “-Summary Compensation Table” below.

Quadrennial Restricted Equity Grants. Although many companies in our Peer Group use so called “Outperformance Plans” for longer term compensation, our Compensation Committee has instead used restricted equity grants every four years (most recently in 2010), which minimize potential conflicts between our management and our stockholders with respect to risk. No such grants were made in 2012.
Setting Incentive Compensation: Matching Pay for Performance.
Our Incentive Compensation Structure. In determining incentive compensation, our Compensation Committee assesses performance based on the following factors:

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Operating and Financial Goals. Our Compensation Committee evaluates whether our management achieved the specific operating and financial goals set by our Compensation Committee at the beginning of the year and disclosed in our proxy statement. Our Compensation Committee seeks to set goals for matters within the control of our management, and which it believes are the key factors in the year related to both our annual and long-term success.

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External Business Activities. Our Compensation Committee evaluates our external business activities during the year, which includes the effectiveness and financial results of acquisitions, dispositions and development and redevelopment activities. Our Compensation Committee does not set any numeric targets for these activities, since the best course of action necessarily depends on market developments, including the availability and pricing of opportunities, during the year. Our Compensation Committee believes it is equally important that we avoid bad acquisitions as it is that we make good acquisitions.

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Funds from Operations Targets. Our Compensation Committee evaluates whether our management achieved the quantitative FFO targets set at the beginning of the year. We use FFO as a performance yardstick because many of our investors use it to compare our operating performance with that of other Real Estate Investment Trusts (REITs).(1) In evaluating management's performance, our Compensation Committee looks at the “quality” of our FFO as well as its absolute amount. Increases in leasing fundamentals, for example, may (or may not) reflect better management performance than increases that come solely from acquisitions. At the time it is set at the beginning of the year, our FFO targets typically excludes the effect of factors such as acquisitions, dispositions, equity issuances and repurchases, debt financings and repayments, recapitalizations and similar matters, but our Compensation Committee considers such matters in evaluating our management's performance.

▪	Other Factors. Our Compensation Committee also reserves the right to take into account additional factors beyond those identified at the beginning of the year.

Our Compensation Committee uses these factors as performance yardsticks, as well as evaluating the totality of our management's performance in the context of changing operating environments, to avoid situations where management focuses on the selected metrics to the detriment of real performance or where a formula produces anomalous results. This approach, together with our benchmark approach, also eliminates the chance that a formula produces uncapped excessive compensation, and allows our Compensation Committee to factor into the compensation decisions its analysis of the risk taken.
Based on its assessment of these performance factors, our Compensation Committee then determines management's incentive compensation based on performance and comparison to a Peer Group of 14 public Real Estate Investment Trusts (REITs) in three sectors (office, industrial and diversified) (our “Peer Group”).(2) The benchmark compensation for 2012 was calculated by increasing the data for 2011 (the latest data available when the compensation decisions were made for 2012) by 6%, which was estimated by our Compensation Consultant as the expected average increase in compensation for 2012 at our Peer Group.
Our Compensation Committee does not tie compensation directly and formulaically to past changes in our stock price. Our stock performance in any year depends significantly on factors beyond the control of our management in that period, such as changes in the equity markets or the performance of our submarkets compared to the East Coast markets where most of the other members of our Peer Group operate. However, we do tie our management's compensation directly and substantially to the future performance of our stock. Thus, over 50% of our Chief Executive Officer's total annual compensation in 2012 was in the form of contingent restricted equity. Those grants vest over time, generally must be held for a minimum of two to five years and are contingent upon the future stock price performance exceeding the price at which the restricted equity was originally granted.

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(1) FFO represents net income (loss), computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (other than amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT), , adjusted to treat debt interest rate swaps as terminated for all purposes in the quarter of termination. Like any metric, FFO is not perfect as a measure of our performance because it excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations. Other equity REITs may not calculate FFO in accordance with our definition and, accordingly, our FFO may not be comparable to those other REITs' FFO. Therefore, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends. FFO should not be used as a supplement to or substitute measure for cash flow from operating activities computed in accordance with GAAP.

(2) Our peer group for 2012 was the same as 2011 and included Alexandria Real Estate Equities, Inc., Boston Properties, Inc., Brandywine Realty Trust, Digital Realty Trust, Inc., Duke Realty Corporation, Hudson Pacific Properties, Inc., Kilroy Realty Corporation, Mack-Cali Realty Corporation, Piedmont Office Realty Trust, Inc., ProLogis, PS Business Parks, Inc., SL Green Realty Corp. and Vornado Realty Trust.

2012 Compensation Determinations

Chief Executive Officer

In implementing this approach for 2012, our Compensation Committee made the following determinations:
Operating and Financial Goals. The following table sets forth the Operating and Financial goals adopted by our Compensations Committee and disclosed in our 2012 proxy for our Chief Executive Officer and well as its evaluation of the results actually achieved in 2012:

Area	Announced Goal	Results
1. Debt	Complete the refinance of the $522.5 million of debt maturing in 2012.
We completed the refinancing of our $522.5 million debt maturing in 2012, closed a seven year $155 million loan at 4% interest per annum, closed a $285 million loan at 3.85% per annum, and raised approximately $128 million in equity.

	Subject to acquisition opportunities, make progress on deleveraging our company over the next two years.	We reduced our net leverage to the mid 40's (43% as of December 31, 2012).
2. Leasing	Improve occupancy in office portfolio; begin to increase office rents in selected markets.	During 2012, occupancy in our office portfolio increased by 210 basis points and we increased net effective rents in all of our submarkets except Warner Center and Honolulu.
	Increase rents in the multi-family portfolio.	During 2012, we raised multifamily asking rents by 7%.
3. Operations	Continue automation projects to move towards paperless systems.
During 2012, we successfully implemented new software packages for our public reporting, our equity compensation tracking and for electronic AP imaging, and developed and implemented an internal electronic payroll system.

Target occupancy in the office portfolio to exceed the average Class A office occupancy in our submarkets.
Based on external estimates of our submarkets, occupancy in the our office portfolio at December 31, 2012 exceeded the average Class A office leased percentage in our submarkets by over 400 basis points.

	The percentage that general and administrative expenses represents of revenue should be in the lower half of our peer group.	Our 2012, our G&A represented 4.8% of our revenues, down from 5.1% in 2011, and was significantly less than the average of 7% for our office peers.
4. Capital	Maintain our “at-the-market” equity sale program and explore other financing/joint venture vehicles to provide additional liquidity as needed for acquisitions and deleveraging.
During 2012, we sold approximately $128 million in equity under our $250 million ATM program (which completed that $250 million program), and put in place a new program for up to an additional $300 million. We did not need any additional liquidity for acquisitions, although we continued to build relationships with potential joint venture partners.

External Business Activities.  Our Compensation Committee believed the one acquisition we made in 2012 was well negotiated and executed. They did note that the number of acquisitions we made during 2012 was disappointing, but did not believe that, even in hindsight, we should have purchased any other properties sold in our submarkets during 2012. Our Compensation Committee noted that we had identified two residential development projects on land we already own. Our Compensation Committee supported our decision not to dispose of any properties during 2012.

Funds from Operations Targets.  For 2012, we achieved FFO per share of $1.36, compared to our $1.36 midpoint target FFO target set at beginning of year, even though our actual FFO for 2012 was adversely affected by $0.03 per share from our decision to take advantage of low interest rates with another term loan (which had been specifically excluded from the target) and an additional negative impact of $0.007 per share from higher share count caused by our increased stock price. With respect to matters within the control of management, during 2012 we achieved better office cash NOI ($.02 per share) and better FFO from our funds ($.01 per share) than was included in our target FFO. The only major negative factors were the interest from the additional term loan and the higher share count from our increased share price.

Other Factors. Our Compensation Committee also reviewed the analysis of its compensation consultant FTI, which reported on its assessment of such factors as management of balance sheet, management of overhead costs, total return to shareholders, earnings performance and management of portfolio. Based on its analysis, FTI reached the following conclusions as of November 16, 2012, the date of its report:

“For each of the measurement periods, DEI has performed at the top half of the Peer Group and has consistently outperformed the market, including an approximate 22% return over the year-to-date period. As compared to the peer group, DEI has ranked at the 85th percentile over the year-to-date period, the 100th percentile over the three-year period, the 73th percentile over the five-year period and the 82nd percentile since the Company's IPO.
“Overall, we believe that the Company's performance places DEI at approximately the top of the Peer Group (i.e., 75th percentile). Our determination is based on equally weighting both the market-based performance (TRS), fundamental performance (FFO) and other key performance measures (management of balance sheet and management of portfolio, etc.).”
Although our Compensation Committee did not assign any specific weighting for these factors for 2012, they weighted the external operating activities somewhat less than the other factors given the lack of attractive acquisition opportunities during the year. Based on its assessment of all of these factors, our Compensation Committee concluded that our Chief Executive Officer's performance in 2012 substantially exceeded expectations. Accordingly, our Compensation Committee determined to place our Chief Executive Officer's total compensation(3) at approximately the 65th percentile (based on the average of Chief Executive Officer compensation) and the 70th percentile (based on the average of Chief Executive Officer and Chief Operating Officer compensation(4)) of our Peer Group. For more detailed information on 2012 compensation, see the “Summary Compensation Table.”

Other Executive Officers

We use similar principles to set the compensation of our other officers, although less senior officers have a higher portion of compensation represented by base compensation increases and the variation in incentive compensation based on performance decreases. For more detailed information on the amounts of the 2012 compensation of our other executive officers, including the cash bonus paid and equity awards granted, see “-Summary Compensation Table” and “Grants of Plan-based Awards” table below.

________________________________________

(3) In determining our Chief Executive Officer's total compensation in 2012, our Compensation Committee included base salary, incentive compensation (with equity allocated to the year earned rather than the year granted), perquisites and one quarter of his 2010 quadrennial grant.

(4) Given the allocation of responsibilities between our CEO and our COO, we pay them equal compensation. Accordingly, our Compensation Committee asked our Compensation Consultant to compare our Chief Executive Officer's compensation to the average of the CEO and COO compensation at the Peer Group as well as to the compensation of the CEO alone.

2013 Operating and Financial Goals

For 2013, we intend to use a similar methodology for determining incentive compensation. Our Compensation Committee has established the following 2013 Operating and Financial Goals:

Area	Goal
1. Leasing	Improve occupancy in our office portfolio.
Occupancy in our office portfolio to exceed the average Class A office occupancy in our submarkets.
Increase rents in our office portfolio.
Increase rents in our multi-family portfolio.
2. Operations	Continue automation projects to move towards paperless systems.
Improve systems for managing strategic vendors.
Complete full implementation of our construction platform in Hawaii.
Maintain our general and administrative expenses in the lower half of our peer group as a percentage of revenue.
3. Capital	Complete the refinance of the Fund X debt maturing in 2013.
Pursue development process for potential multifamily projects.
Continue to develop relationships with potential joint venture partners.

Our Compensation Committee set a target for 2013 FFO of $1.42 per share. This assumes a capital use for $100 million of our cash, but excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, debt financings or repayments, recapitalizations or similar matters.
As noted above, we use similar principles to set the compensation of our other executive officers, although base compensation of executive officers other than Mr. Kaplan and Mr. Panzer represents a higher portion of overall compensation so that variation in compensation based on performance decreases. The 2013 base salaries for our executive officers other than Mr. Emmett are the same as they were in 2008. Our Compensation Committee increased Mr. Emmett's base salary for 2013 to $125,000, and continues to believe that Mr. Emmett's compensation is significantly below that of other executives with his seniority, abilities and experience.
Compensation and Risk
We seek to structure compensation to discourage excessive risk-taking and to encourage ethical and social responsibility:

▪
We align the interests of our executives with those of our stockholders by paying much of the compensation of our executive officers in equity (for example, more than 50% for our Chief Executive Officer in 2012), while our directors and executive officers owned approximately 22% of our fully diluted equity (common stock, OP Units and LTIP Units, but not options), with a market value of approximately $909 million as of April 1, 2013, well in excess of what is required by our stock ownership guidelines.

▪
We tie our executives' compensation to the long term impact of their decisions by paying them in restricted equity whose transfer is restricted for not less than two, and as much as five, years after grant.

▪
We avoid potential anomalies from relying on mechanical formulas, including distortion by unanticipated events, uncapped excessive compensation and undue focus on the metrics chosen. Our Compensation Committee also factors into its compensation decisions the risk taken to achieve the results achieved.

▪	Our clawback/recoupment policy reduces the chance that our executive officers benefit if earnings were misstated.

Tax and Accounting Implications
Our Compensation Committee considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals under certain circumstances. Our Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to make that compensation deductible while simultaneously providing the executives with appropriate compensation for their performance. We believe that the compensation paid to our executive officers in 2012 should generally be fully deductible for federal income tax purposes.
We account for stock-based payments, including awards under our 2006 Plan (defined below), in accordance with the requirements of Accounting Standards Codification (“ASC”) 718.
Role of Executive Officers in Compensation Decisions
Under its charter, our Compensation Committee makes all compensation decisions with respect to our Chief Executive Officer and Chief Operating Officer, and recommends to our Board the compensation for our other executive officers and all other elected officers, although it may consult with other advisors, including our Chief Executive Officer and other officers, as it deems appropriate. In determining the appropriate compensation levels for our Chief Executive Officer and our Chief Operating Officer, our Compensation Committee meets outside the presence of all of our executive officers. As noted above, although FTI's engagement letter allowed it to meet with management in the course of performing its services to gather and check facts, and to obtain their reactions to alternatives that FTI believed should be considered by our Compensation Committee, our management was not empowered to set the nature or scope of, or to give FTI instructions or directions concerning, its engagement, all of which powers were exclusively reserved to our Compensation Committee.
Change of Control Payments
As described below under “-Principal Compensation Agreements and Plans-Employment Agreements,” we are obligated under our employment contracts with Messrs. Kaplan, Panzer, Kamer and Guth to make severance payments to them in the event they terminate their employment within 18 months after a change of control as defined in those agreements. In addition, the awards we have made under our 2006 Plan (defined below) provide that if following a change of control either the employment of a participant (including any of our executive officers) is terminated without cause by us or for good reason by the participant, or our common stock is no longer publicly traded, then any unvested options or LTIP Units will immediately vest. Our employment agreements do not contain any excise tax gross up provisions.

Principal Compensation Agreements and Plans
2006 Omnibus Stock Incentive Plan
The Douglas Emmett, Inc. 2006 Omnibus Stock Incentive Plan was adopted by our Board and approved by our stockholders prior to the consummation of our initial public offering in 2006 and was amended with the approval of our stockholders in 2009 (our “2006 Plan”). Our 2006 Plan is designed to be an important component of overall compensation for our key employees, directors and other persons by permitting participation by these key persons in our long-term growth and profitability. This summary of our 2006 Plan does not purport to be exhaustive and is expressly qualified in its entirety by reference to the full text of our 2006 Plan.
Our 2006 Plan is administered and interpreted by our Compensation Committee. All full-time and part-time officers, employees, directors and other key persons (including consultants and prospective employees) are eligible to participate in our 2006 Plan. As of December 31, 2012, approximately 20.2 million shares (subject to adjustment for stock splits, stock dividends or similar changes in our capitalization) of our common stock remained available for future issuance under our 2006 Plan. Subject to certain exceptions, shares that are forfeited or canceled from awards under our 2006 Plan become available for future awards. Our 2006 Plan is a “Fungible Share” plan, under which so called “full value” awards made after the date of the 2009 amendment (such as Deferred Stock Awards, Restricted Stock Awards and LTIP Unit awards) count against our 2006 Plan overall limits as two shares (rather than one), while options and stock appreciation rights (“SARs”) are counted as one share (0.9 shares for options or SARs with terms of five years or less).

Our 2006 Plan provides our Compensation Committee with the authority to grant a variety of types of equity awards:

▪
Incentive Stock Options or Non-Qualified Stock Options. Options entitle the participant to purchase shares of our common stock over time for an exercise price fixed on the date of the grant. The exercise price may not be less than 100% of the fair market value of our common stock on the date of the grant, and may be paid in cash, or by the transfer of shares of our common stock meeting certain criteria or by a combination thereof. Although we expect to grant only non-qualified stock options, our 2006 Plan permits the grant of options that qualify as “incentive stock options” under the Internal Revenue Code.

▪
Stock Appreciation Rights. SARs entitle the participant to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date in the form of shares of our common stock.

▪
Restricted Stock and Deferred Stock Awards. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by our Compensation Committee. Deferred stock awards are stock units entitling the participant to receive shares of our common stock paid out on a deferred basis. Shares of restricted stock or deferred stock awards that do not satisfy any vesting conditions are subject to our right of repurchase or forfeiture.

▪	Dividend Equivalent Rights. Dividend equivalent rights entitle the participant to receive credits for dividends that would be paid if the participant had held specified shares of our common stock.

▪
Other Stock-based Awards. Other stock-based awards permitted under our 2006 Plan include awards that are valued in whole or in part by reference to shares of our common stock, including convertible preferred stock, convertible debentures and other convertible or exchangeable securities, partnership interests in a subsidiary or our operating partnership, awards valued by reference to book value, fair value or performance of a subsidiary, and any class of profits interest or limited liability company membership interest.

▪
LTIP Units. LTIP Units are a separate series of units of limited partnership interests in Douglas Emmett Properties, LP, our operating partnership, valued by reference to the value of our common stock. LTIP Unit awards, whether vested or unvested, entitle the participant to receive, currently or on a deferred or contingent basis, dividends or dividend equivalent payments with respect to the number of shares of our common stock underlying the LTIP Unit award or other distributions from our operating partnership. LTIP Unit awards that do not satisfy any vesting conditions are subject to our right of repurchase or forfeiture. LTIP Units are structured as “profits interests” for federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP Units to produce a tax deduction for us. As profits interests, LTIP Units initially will not have full parity with our operating partnership's common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP Units can achieve full parity with those common units with respect to liquidating distributions. If full parity is achieved, LTIP Units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into OP Units, which in turn are redeemable by the holder for shares of our common stock or for the cash value of such shares, at our election. Until full parity is reached, the value that a participant could realize for a given number of LTIP Units will be less than the value of an equal number of shares of our common stock and may be zero. Under the legal designation establishing the LTIP Units, grantees must be restricted from selling or transferring that equity for a minimum of two years.

Our 2006 Plan is not an “evergreen” plan and has a ten-year term ending in October 2016, so that awards may not be made under our 2006 Plan after October 2016. Any awards made under our 2006 Plan that remain outstanding after that date will continue to be governed by the terms of our 2006 Plan. Our 2006 Plan generally prohibits the transfer of awards, and only allows the participant to exercise an award during his or her lifetime, although our Compensation Committee may allow certain transfers to family members or entities. If we experience a change-in-control, our Board and the board of directors of the surviving or acquiring entity must make appropriate provisions for the continuation or assumption of awards outstanding under our 2006 Plan, and may provide for the acceleration of vesting with respect to existing awards. We may amend, suspend or terminate our 2006 Plan at any time, but we will obtain stockholder approval of any such action if it is required to comply with applicable law or NYSE regulations. Further, we will need the holder's consent if in doing so we adversely affect any rights under outstanding awards.

Employment Agreements
Kaplan, Panzer, Kamer and Guth Employment Agreements. We have employment agreements with each of Messrs. Kaplan, Panzer, Kamer and Guth (we did not amend or enter into any such agreements within the past twelve months). The principal terms of these agreements include the following:

▪	Salary: Each of Messrs. Kaplan and Panzer is entitled to receive a salary of not less than $1,000,000, and each of Mr. Kamer and Mr. Guth is entitled to receive a salary of not less than $600,000.

▪
Bonus: Each of Messrs. Kaplan, Panzer, Kamer and Guth is entitled to receive an annual bonus based on his individual performance and our overall performance during the year, as evaluated by our Compensation Committee in consultation with that officer.

▪
Perquisites and Other Benefits: Mr. Kaplan and Mr. Panzer are entitled to the use of an automobile and family health insurance. Mr. Kamer is entitled to reimbursement for family health insurance costs, since he does not participate in our medical plans, and a car allowance. Mr. Guth is entitled to a car allowance.

▪
Term: The term of each employment agreement ends December 31, 2014, subject to earlier termination with or without cause (although 30-days' prior notice is required where the termination is by us without “cause” or by the officer for “good reason”). Good reason includes a termination by the officer within 18 months after the occurrence of a change of control.

▪
Severance Payments: If we terminate the officer's employment without cause or if the officer terminates his employment for good reason, he will receive severance equal to (a) compensation equal to three (two in the case of Mr. Kamer and Mr. Guth) times the average of his total compensation over the last three calendar years ending prior to the termination date, including (i) his salary, (ii) his annual bonus and (iii) the value (based on the Black-Scholes value in the case of options and the value of the underlying grants in the case of LTIP Unit awards or outperformance plans) of any equity or other compensation plans granted or awarded to the officer and (b) continued coverage under our medical and dental plans for himself and his eligible dependents for a three-year period (two-year period for Mr. Kamer and Mr. Guth) following his termination. See “Potential Payments Upon Termination or Change of Control” below.

▪
Other Termination Payments: Upon the officer's death or disability, he will receive continued medical benefits for himself and his eligible dependents for a period of twelve months plus a pro-rated portion of his annual bonus.

▪
Non-competition: Each of these employment agreements also contains confidentiality and non-solicitation provisions effective through the term of the agreement and for a period of two years (confidentiality) and one year (non-solicitation) thereafter, as well as a non-competition provision that applies during the term of the agreement, and under which the officer covenants that he will not: (i) for his own account engage in any business that invests in or deals with large and mid-size office buildings and multifamily properties in Los Angeles County and Hawaii (larger than 50,000 square feet for office properties and 50 units for apartment buildings); (ii) enter the employ of, or render any consulting or any other services to, any such entities that so compete, directly or indirectly, with any business carried on by us or any of our subsidiaries; or (iii) become interested in any such competing entity in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, that the officer may own, directly or indirectly, solely as a passive investment, 5% or less of any class of securities of any entity traded on any national securities exchange and any assets acquired in compliance with the requirements of the aforementioned non-competition provisions.

Summary Compensation Tables
The following tables set forth the salary and other compensation earned for 2010, 2011 and 2012 by our President and Chief Executive Officer, our Chief Financial Officer and our three other executive officers who for 2012 received more than $100,000 in aggregate compensation.
Until 2012, we paid the annual incentive compensation for our executives, partly in cash and partly in restricted equity grants, in January of the following year. As a result, the Summary Compensation Table prepared in accordance with applicable SEC rules reports the cash and equity portions of each executive officer's annual bonus in different years, since the cash portion of an annual bonus is included in the year for which it is earned (even though paid after year end) and the equity portion is reported in the year in which it is granted (even though representing compensation for the prior year). Starting with the incentive compensation for 2012, we now pay the incentive compensation at the end of the year to which it relates, so that, starting in 2013, the SEC table will, applying applicable SEC rules, include the equity incentive compensation for each year in that year. However, this change also means that the first table for 2012 includes equity incentive compensation for two years (2011 and 2012), so that the results are not comparable.
To assist readers in comparing annual compensation for each year, we have included the second table below in which both the cash and the equity portion of the annual incentive compensation are included in the year earned.

Summary Compensation Table (per SEC rules)
Cash Bonuses Recorded in Year Earned; Equity Bonuses Recorded in Year Granted(1)
NOTE: 2012 includes two years of equity compensation
Please use caution in using this table for evaluating Pay for Performance

Name & Principal Position	Year	Salary	Bonus(2)	LTIP Unit Awards(3)(4)	Option Awards	All Other Compensation(5)	Total
Dan A. Emmett	2012	$110,000	$—	$176,829	$—	$37,023	$323,852
Chairman of the Board	2011	$110,000	$—	$86,882	$—	$45,034	$241,916
	2010	$100,000	$—	$44,175	$50,000	$69,086	$263,261

Jordan L. Kaplan	2012	$1,000,000	$2,200,000	$6,175,019	$—	$27,396	$9,402,415
President and Chief	2011	$1,000,000	$2,000,000	$2,361,677	$—	$34,136	$5,395,813
Executive Officer	2010	$1,000,000	$1,816,667	$5,372,223	$1,666,669	$63,123	$9,918,682

Kenneth M. Panzer	2012	$1,000,000	$2,200,000	$6,175,019	$—	$24,035	$9,399,054
Chief Operating Officer	2011	$1,000,000	$2,000,000	$2,361,677	$—	$30,472	$5,392,149
	2010	$1,000,000	$1,816,667	$5,372,223	$1,666,669	$49,512	$9,905,071

William Kamer	2012	$600,000	$366,667	$1,212,214	$—	$23,400	$2,202,281
Chief Investment Officer	2011	$612,000	$423,333	$476,668	$—	$23,400	$1,535,401
	2010	$600,000	$366,667	$1,363,899	$366,668	$23,400	$2,720,634

Theodore E. Guth	2012	$600,000	$400,000	$867,520	$—	$13,000	$1,880,520
Chief Financial Officer	2011(1)	$600,000	$200,000	$1,338,758	$—	$10,000	$2,148,758

Comparative Annual Summary Compensation Table
Equity and Cash Annual Bonuses Both Recorded in Year Earned (1)
Quadrennial Grants Excluded (6)

Name & Principal Position	Year	Salary	Bonus(2)	LTIP Unit Awards(3)(4)	Option Awards	All Other Compensation(5)	Total
Dan A. Emmett	2012	$110,000	$—	$81,262	$—	$37,023	$228,285
Chairman of the Board	2011	$110,000	$—	$95,568	$—	$45,034	$250,602
	2010	$100,000	$—	$86,882	$—	$69,086	$255,968

Jordan L. Kaplan	2012	$1,000,000	$2,200,000	$3,575,009	$—	$27,396	$6,802,405
President and Chief	2011	$1,000,000	$2,000,000	$3,150,000	$—	$34,136	$6,184,136
Executive Officer	2010	$1,000,000	$1,816,667	$2,361,677	$—	$63,123	$5,241,467

Kenneth M. Panzer	2012	$1,000,000	$2,200,000	$3,575,009	$—	$24,035	$6,799,044
Chief Operating Officer	2011	$1,000,000	$2,000,000	$3,150,000	$—	$30,472	$6,180,472
	2010	$1,000,000	$1,816,667	$2,361,677	$—	$49,512	$5,227,856

William Kamer	2012	$600,000	$366,667	$476,670	$—	$23,400	$1,466,737
Chief Investment Officer	2011	$612,000	$423,333	$735,544	$—	$23,400	$1,794,277
	2010	$600,000	$366,667	$476,668	$—	$23,400	$1,466,735

Theodore E. Guth	2012	$600,000	$400,000	$520,010	$—	$13,000	$1,533,010
Chief Financial Officer	2011	$600,000	$200,000	$347,510	$—	$10,000	$1,157,510

See notes to summary compensation tables on the next page

Notes to summary compensation tables

(1)
We make quadrennial grants of equity to our executive officers every four years as part of a long term incentive compensation program. In determining compensation, our Compensation Committee allocates one quarter of these quadrennial grants to each of the four years. In contrast, under SEC rules, all of these grants are included in the year of grant, although the value is realizable over the following four years. The LTIP Units Awards for Messrs. Kaplan, Panzer and Kamer in 2010 in the top table include quadrennial restricted equity grants with aggregate grant date fair values of $3,900,000, $3,900,000 and $1,040,000, respectively. The LTIP Units Awards for Mr. Guth in 2011 in the top table include a quadrennial restricted equity grant of with an aggregate grant date fair value of $1,338,758 granted in connection with Mr. Guth's hire at the beginning of 2011.

(2)	Bonuses are cash amounts paid to each officer with respect to the year in question, whether paid in that year or the next.

(3)
In accordance with SEC rules, the first table includes the equity portions of the annual bonus for years prior to 2012 in the subsequent year, and combines two years of grants (with respect to 2011 and 2012) in 2012. To make it easier to evaluate the annual incentive compensation awards, the second table above reflects both the cash and the equity portion of the bonus in the year with respect to which it was earned. The amounts in this column in each table represent the aggregate grant date fair value of restricted equity grants issued, calculated in accordance with ASC 718, under the assumptions set forth in Note 11 to our audited financial statements for 2012 included in our 2012 Annual Report on Form 10-K.

(4)
All amounts reflect the compensation awarded by our Compensation Committee. In 2011, our Chief Executive Officer and Chief Operating Officer each voluntarily reduced their 2011 compensation by $550,000, or approximately 9%. Giving effect to the reductions reduced the value of their incentive compensation with respect to 2011 to $2.6 million, and their total compensation with respect to 2011 to approximately $5.6 million.

(5)
The amount shown in 2012 includes auto allowances (in lieu of mileage reimbursements), reimbursement of medical insurance premiums in lieu of participation in our insurance program, matching contributions under our 401(k) Plan and the estimated incremental cost of personal use of an administrative assistant. For details, see “Employment Agreements”.

(6)
Including one quarter of each executive officer's quadrennial grants, their total compensation with respect to 2012 would have been $7.8 million for Mr. Kaplan, $7.8 million for Mr. Panzer, $1.7 million for Mr. Kamer and $1.9 million for Mr. Guth.

Grants of Plan-based Awards
The following table sets forth the grants of plan-based awards during 2012 to our executive officers. In accordance with SEC rules, this table includes LTIP Unit awards granted in 2012, regardless of the year in which they were earned. Thus, this table includes two years of incentive compensation for each officer, since the LTIP Unit awards for 2011 were granted in January 2012, while the LTIP Unit awards for 2012 were granted in December 2012.

Name	Grant Date(1)	Approval Date(1)	LTIP Units (#)	Grant Date Fair Value of LTIP Unit Awards(2)
Dan A. Emmett	January 13, 2012	January 9, 2012	5,573	$95,568
	December 21, 2012	November 29, 2012	5,398	$81,262

Jordan L. Kaplan	January 13, 2012	January 9, 2012	202,635	$2,600,010
	December 21, 2012	November 29, 2012	237,479	$3,575,009

Kenneth M. Panzer	January 13, 2012	January 9, 2012	202,635	$2,600,010
	December 21, 2012	November 29, 2012	237,479	$3,575,009

William Kamer	January 13, 2012	January 9, 2012	42,891	$735,544
	December 21, 2012	November 29, 2012	31,664	$476,670

Theodore E. Guth	January 13, 2012	January 9, 2012	20,264	$347,510
	December 21, 2012	November 29, 2012	34,543	$520,010
_______________________________

(1)
Consistent with our annual practice, our Compensation Committee approved the dollar value of January grants on January 9, 2012, stipulating that they be issued on January 13, 2012, and approved the dollar value of December grants on November 29, 2012, stipulating that they be issued on December 21, 2012, with the number of shares in each case to be based on the closing price of our common stock on the date of grant ($19.74 at January 13, 2012 and $23.16 at December 21, 2012). Our Compensation Committee does so because we wish to inform our employees of the grants in their reviews, which are then scheduled to occur between the date of approval and the date of grant.

(2)
The amounts in this column represent the aggregate grant date fair value of the LTIP Units calculated in accordance with ASC 718, under the assumptions set forth in Note 11 to our audited financial statements for 2012 included in our 2012 Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-end
The following table reflects outstanding stock options (all of which were vested) and unvested LTIP Units held by our executive officers as of December 31, 2012:

	Option Awards			LTIP Unit Awards
Name	Number of Underlying Securities(#)	Exercise Price ($)	Expiration Date	Number of Unvested LTIP Units(1)	Market Value of Unvested LTIP Units(2)
Dan A. Emmett	$177,778	$21.00	10/30/2016	8,281	$192,947
	$26,456	$21.87	12/31/2017
	$54,348	$11.42	12/31/2018
	$15,773	$15.05	12/31/2019

Jordan L. Kaplan	$2,488,889	$21.00	10/30/2016	280,625	$6,538,563
	$1,058,202	$21.87	12/31/2017
	$1,358,696	$11.42	12/31/2018
	$525,763	$15.05	12/31/2019

Kenneth M. Panzer	$2,488,889	$21.00	10/30/2016	280,625	$6,538,563
	$1,058,202	$21.87	12/31/2017
	$1,358,696	$11.42	12/31/2018
	$525,763	$15.05	12/31/2019

William Kamer	$386,667	$21.00	10/30/2016	68,078	$1,586,217
	$152,117	$21.87	12/31/2017
	$298,914	$11.42	12/31/2018
	$115,668	$15.05	12/31/2019

Theodore E. Guth	$—	N/A	N/A	76,572	$1,784,128
____________________________

(1)
Unvested LTIP Units vest as follows: (a) Mr. Emmett, 4,189 on December 31, 2013, 2,743 on December 31, 2014 and 1,349 on December 31, 2015; (b) Messrs. Kaplan and Panzer, 167,694 on December 31, 2013, 73,352 on December 31, 2014 and 39,579 on December 31, 2015; (c) Mr. Kamer, 41,523 on December 31, 2013, 18,639 on December 31, 2014 and 7,916 on December 31, 2015; and (d) Mr. Guth, 33,969 on December 31, 2013, 33,968 on December 31, 2014 and 8,635 on December 31, 2015.

(2)	Based on the closing price of our common stock of $23.30 on December 31, 2012 at the rate of one share for each LTIP Unit.

Option Exercises and Equity Vested
None of our executive officers exercised any stock options during 2012. The following table sets forth the LTIP Units held by our executive officers that vested during 2012:

Name	Number of LTIP Units Vested	Value Realized on Vesting(1)
Dan A. Emmett	6,139	$137,887
Jordan L. Kaplan	366,627	$8,165,093
Kenneth M. Panzer	366,627	$8,165,093
William Kamer	56,306	$1,272,648
Theodore E. Guth	39,034	$890,248
______________________________

(1)	Amounts represent market value as of the vesting of the award, based on the closing price for our common stock on the date of vesting of the LTIP Units at the rate of one share for each LTIP Unit.

Potential Payments Upon Termination or Change of Control
The section below provides information concerning the amount of compensation payable to each of our executive officers in the event of termination of such executive's employment, including certain estimates of the amount that would have been paid on certain dates under what we believe to be reasonable assumptions. However, the actual amounts to be paid out can only be determined at the time of such executive's termination.
Payments Made Upon Termination
Regardless of the manner in which any of our employees (including any of our executive officers) is terminated, the employee would be entitled to receive certain amounts due during such employee's term of employment. Such amounts would include:

•	any unpaid salary from the date of the last payroll to the date of termination;

•	reimbursement for any properly incurred unreimbursed business expenses; and

•	unpaid, accrued and unused personal time off through the date of termination.

In addition, the officer would retain the following rights:

•	any existing rights to indemnification for prior acts through the date of termination; and

•	any options and LTIP Units awarded pursuant to our 2006 Plan to the extent provided in that plan and the grant or award.

The awards we have made under the 2006 Plan provide that if a participant's (including any of our executive officers who have unvested options or LTIP Units) employment is terminated without cause by us or for good reason by the participant, or if our common stock is no longer publicly traded following a change of control, then any unvested options or LTIP Units will immediately vest.
Mr. Emmett. Mr. Emmett does not have any contractual severance arrangements on termination, except that under the terms of our standard award agreements. Mr. Emmett's unvested LTIP Units would become vested if his employment is terminated without cause by us or for good reason by him, or if our common stock is no longer publicly traded following a change of control. As a result, based on our common stock closing price on December 31, 2012, we estimate that the approximate value of these severance payments in the case of a termination without cause or with good reason immediately following December 31, 2012 would have been approximately $192,947.
Messrs. Kaplan, Panzer, Kamer and Guth. As noted above under “-Principal Compensation Agreements and Plans-Employment Agreements,” each of Messrs. Kaplan, Panzer, Kamer and Guth has an employment agreement with us. In addition to those payments made upon termination noted immediately above, these agreements provide for the following additional benefits on certain terminations:
Payments Made Upon Termination by Us Without Cause or by the Officer for Good Reason. If we terminate Messrs. Kaplan, Panzer, Kamer or Guth's employment without cause or if the officer terminates his employment for good reason, he will receive severance equal to (a) compensation equal to three (two in the case of Mr. Kamer and Mr. Guth) times the average of his total compensation over the last three full calendar years ending prior to the termination date, including (i) his salary, (ii) his annual bonus and (iii) the value (based on the Black-Scholes value in the case of options and the value of the underlying grants in the case of LTIP Unit awards) of any equity or other compensation granted or awarded to him (we note that most of these grants are in lieu of annual bonuses); and (b) continued coverage under our medical and dental plans for him and his eligible dependents for a three-year period (two-year period for Mr. Kamer and Mr. Guth) following his termination. Under the applicable employment agreements for Messrs. Kaplan, Panzer, Kamer and Guth, good reason includes a termination by the officer within 18 months after the occurrence of a change of control. In order to receive such severance, the officer must execute a release of all claims and comply with the remaining confidentiality and non-solicitation provisions of his employment agreement.
Based on the compensation paid, and the grants of options and LTIP Units, in 2010, 2011 and 2012, and using medical insurance premiums and the price of our common stock as of December 31, 2012, we estimate that the approximate value of these severance payments and benefits in the case of a termination without cause or with good reason immediately following December 31, 2012 would have been $33,229,945 for Mr. Kaplan, $33,220,259 for Mr. Panzer, $5,350,149 for Mr. Kamer and $4,432,981 for Mr. Guth. In addition, the unvested LTIP Units of each executive would vest immediately, which we estimate would result in additional value of $6,538,563 for Mr. Kaplan, $6,538,563 for Mr. Panzer, $1,586,217 for Mr. Kamer and $1,784,128 for Mr. Guth based on the price of our common stock as of December 31, 2012.

Payments on Termination following a Change of Control. As noted above, under the employment agreements for Messrs. Kaplan, Panzer, Kamer and Guth, good reason includes a termination by the officer within 18 months after the occurrence of a change of control. As a result, on any such termination, the officer involved would be entitled to the same severance payment, and the same additional value for the acceleration of the unvested option and LTIP Units outlined above. Under their current employment agreements, these payments would not be grossed up to adjust for any excise taxes under Section 280G of the Internal Revenue Code.
Payments Made Upon Death or Disability. In the event of the death or disability of Messrs. Kaplan, Panzer, Kamer or Mr. Guth, the officer (or his estate) will receive continued medical benefits for him and his eligible dependents for a period of 12 months, plus a pro-rated portion of the officer's annual bonus, that he otherwise would have been paid based upon actual performance for the year and the percentage of the year that elapsed through the date of his termination of employment. Using current medical insurance premiums, we estimate that the approximate value of the continued medical benefit payments in the case of a termination for death or disability immediately following December 31, 2012 would have been $30,470 for Mr. Kaplan, $30,470 for Mr. Panzer, $14,400 for Mr. Kamer and $17,671 for Mr. Guth.

COMPENSATION COMMITTEE REPORT
The information contained in this Compensation Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
Leslie E. Bider, Chairman
David T. Feinberg
William E. Simon, Jr.

DIRECTOR COMPENSATION
The compensation for our directors who are not our employees is determined by our Board, after recommendation from our Governance Committee, and is reviewed periodically as appropriate. Our Governance Committee consists solely of independent directors, and our executive officers do not participate in its vote on director compensation, although Messrs. Emmett, Kaplan and Panzer, as members of our Board, are involved in the Board decision approving the decision of our Governance Committee. Each of our non-employee directors receives annual fees equal to $155,000, consisting of (i) an annual retainer of $85,000, any or all of which (at the election of the director) may be paid in cash or in LTIP Units that vest on a quarterly basis over the year involved and (ii) the equivalent of $70,000 per year based on one third of a triennial grant of $210,000 of LTIP Units that vest over three years. For purposes of calculating the number of units, LTIP Units are valued based on the value of the underlying shares of common stock.
Directors elected to our Board for the first time during a year receive pro rata grants on election. The chairperson of our Audit Committee receives an additional annual fee of $20,000, while the chairperson of our Compensation Committee or of our Governance Committee each receives an additional annual fee of $12,500, all paid in cash on a quarterly basis. We also reimburse directors for their reasonable expenses incurred in connection with their service as a director.
LTIP Units granted to our directors cannot be exchanged for common stock and are subject to restrictions on transfer for two years after the date of grant.
The table below summarizes the compensation we paid to our non-employee directors in 2012. In accordance with SEC rules, the table includes two years of annual retainers (the $85,000 retainer for 2012 granted in January 2012 and the $85,000 retainer for 2013 granted in December 2012) as well as the full amount of the triennial grant in December 2012, even though that grant is allocable to and earned over the next three years.

Name (1)	Fees Earned or Paid in Cash ($)	LTIP Unit Awards ($)(2)	Total ($)
Christopher Anderson	$—	$347,313	$347,313
Leslie E. Bider	$12,500	$347,313	$359,813
Dr. David Feinberg	$—	$347,313	$347,313
Thomas E. O'Hern	$20,000	$347,313	$367,313
Dr. Andrea L. Rich	$12,500	$347,313	$359,813
William E. Simon, Jr.	$—	$344,222	$344,222

___________________________

(1)
Our directors who are our employees are not entitled to receive additional compensation for their services as directors, and thus Messrs. Emmett, Kaplan and Panzer are not included in this table. The compensation received by Messrs. Emmett, Kaplan and Panzer as our employees is shown in the Summary Compensation Table.

(2)
The amounts in this column represent the aggregate grant date fair value of awards made in 2012, calculated in accordance with ASC 718, under the assumptions included in Note 11 to our audited financial statements for 2012 included in our 2012 Annual Report on Form 10-K. The aggregate grant date fair values in this column are equal to the individual grant date fair values of (i) the 4,306 LTIP Units granted in January 2012 to each of Mr. Bider, Dr. Feinberg, Mr. O'Hern, Dr. Rich and Mr. Anderson for their 2012 annual service fees, (ii) the 3,713 LTIP Units granted in May 2012 to Mr. Simon in connection with his election to the Board; (iii) the 3,671 LTIP Units granted in December 2012 to each director for his or her 2013 annual service fees; (iv) the 9,068 LTIP Units granted to each director as part of the triennial grants in December 2012. On December 31, 2012, no non-employee director held any options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of our Compensation Committee are Leslie E. Bider, Chairman, Dr. David Feinberg and William E. Simon, Jr. No member of our Compensation Committee is or was one of our officers or employees, or is related to any other member of our Compensation Committee or any member of our Board, or any of our executive officers by blood, marriage or adoption or had any other relationships requiring disclosure under SEC rules. None of our executive officers has served on the board of directors or on the compensation committee of any other entity that had an officer who served on our Board or our Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS
Mr. Kaplan, our Chief Executive Officer, in his individual capacity, and Messrs. Emmett and Panzer, our Chairman of the Board and Chief Operating Officer, respectively, through an affiliated limited partnership and living trust, respectively, each committed $750,000 to a fund for individual investors that is a member of our institutional real estate fund (“Fund X”) on the same basis as we originally committed approximately $150 million, and third party investors originally committed approximately another $150 million. During the life of Fund X, we are entitled to certain additional cash based on committed capital and on any profits that exceed certain specified cash returns to the investors. Certain of our wholly-owned affiliates provide property management and other services to Fund X, for which we are paid fees and/or reimbursed our costs. Fund X contemplates a value creation period through 2023 (subject to extension under certain circumstances).
Our Code of Business Conduct and Ethics defines a conflict of interest as any situation in which a director, officer or employee has competing professional or personal interests, which could possibly make it difficult to fulfill his or her duties and responsibilities in an impartial manner. Our Code of Business Conduct and Ethics specifically requires that all of our officers, directors and employees (i) fully disclose to the appropriate parties all actual or perceived conflicts of interest and (ii) ensure that their duties and responsibilities are handled in such a manner that ensures impartiality.
Under our Code of Business Conduct and Ethics, conflicts of interest involving our directors and executive officers must be approved by a majority of disinterested directors on our Board, with any interested members abstaining. If such a waiver is granted, a written authorization will be provided indicating that the individual may proceed with the proposed activity.

REPORT OF THE AUDIT COMMITTEE
The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).
Although the Audit Committee oversees our financial reporting process on behalf of our Board consistent with the Audit Committee's written charter, management has the primary responsibility for preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.
The Audit Committee has reviewed and discussed with management and our independent registered public accounting firm, Ernst & Young LLP, our 2012 audited financial statements and management's assessment of the effectiveness of our internal control over financial reporting as of December 31, 2012. Prior to the commencement of the audit, the Audit Committee discussed with our management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.
In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 308), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm's communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm its independence from us and considered the compatibility of non-audit services with its independence.
Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for 2012 filed with the Securities and Exchange Commission.
AUDIT COMMITTEE
Thomas E. O'Hern, Chairperson
Leslie E. Bider
William E. Simon, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
For 2011 and 2012, our independent registered public accounting firm was Ernst & Young, LLP, an Independent Registered Public Accounting Firm. The following table presents fees for professional services rendered by Ernst & Young LLP to us for those years:

	2011	2012
Audit Fees	$957,000	$996,450
Audit-Related Fees	$—	$—
Tax Fees(1)	$647,000	$697,950
All Other Fees	$—	$—
_______________________

(1)	Tax fees include fees principally incurred for assistance with tax compliance matters.

Audit Committee Authorization of Audit and Non-Audit Services
Our Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual audit of our consolidated financial statements. In addition, our Audit Committee has adopted pre-approval policies and procedures that are detailed as to each particular service to be provided by the independent registered public accounting firm and require our Audit Committee to be informed of each service provided by the independent registered public accounting firm. Such policies and procedures do not permit our Audit Committee to delegate its responsibilities under the Exchange Act to management.
Our Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by Ernst & Young LLP, and did so in the case of all of the fees for 2012. Pre-approval is generally provided by our Audit Committee for up to one year, as detailed as to the particular service or category of services to be rendered, as is generally subject to a specific budget. Our Audit Committee may also pre-approve additional services of specific engagements on a case-by-case basis. Our Audit Committee considered and determined that the provision of non-audit services by Ernst & Young LLP was compatible with maintaining their independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, as well as persons who own more than ten percent of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Directors, executive officers and greater-than-ten percent stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on a review of copies of Forms 3, 4 and 5 filed with the SEC and submitted to us and on written representations by certain directors and executive officers received by us, we believe that all Section 16(a) reports for our directors and executive officers, as well as persons who own more than ten percent of our common stock, were timely filed except that a single report by Dan Emmett with respect to the sale of 140,000 shares of common stock on November 15, 2012 was filed on November 20, 2012.

STOCKHOLDERS' NOMINATIONS AND OTHER PROPOSALS FOR THE 2014
ANNUAL MEETING OF STOCKHOLDERS
The deadline for submission of stockholder proposals in our proxy statement and form of proxy for the 2014 annual meeting of stockholders calculated in accordance with SEC Rule 14a-8 is December 25, 2013.
A stockholder wishing to submit a nomination or other proposal for consideration at the 2014 annual meeting outside of SEC Rule 14a-8 is required to give written notice addressed to the Corporate Secretary, Douglas Emmett, Inc., 808 Wilshire Blvd., Suite 200, Santa Monica, CA 90401, of his or her intention to make such a proposal. The notice of a nomination or other proposal must be received by our Corporate Secretary no later than 5:00 p.m. Eastern Standard Time on December 25, 2013.

DISCRETIONARY PROXY VOTING AUTHORITY
Rule 14a-4(c) promulgated under the Exchange Act, as amended, governs our use of discretionary proxy voting authority with respect to a stockholder proposal that the stockholder has not sought to include in our proxy statement. The rule provides that if we have not received notice of such a proposal at least 45 days before the date of mailing of the prior year's proxy statement, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting. With respect to our 2014 Annual Meeting of Stockholders, if we are not provided notice of a stockholder proposal which the stockholder has not previously sought to include in our proxy statement by March 10, 2014, management proxies will be allowed to use their discretionary authority as indicated above. Proxies solicited by us will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to expectations concerning matters that are not historical facts. You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this proxy statement. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution you that any forward-looking statements presented in this proxy statement, or that we may make orally or in writing from time to time, are based on beliefs and assumptions made by, and information currently available to us. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results may differ from our expectations, and those differences may be material. We are not undertaking any obligation to update any forward-looking statements. Accordingly, you should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.
Please refer to the risk factors under “Item 1A. Risk Factors” of our Annual Report on Form 10-K for 2012 as well as those described elsewhere in our public filings. The risks included are not exhaustive, and additional factors could adversely affect our business and financial performance. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

OTHER MATTERS
Our Board is not aware of any matter to be acted upon at our Annual Meeting other than as described in this Proxy Statement. If any other matter properly comes before the meeting, however, the proxy holders are authorized to vote on that matter or matters in accordance with their best judgment.

ANNUAL REPORT TO STOCKHOLDERS
Our Annual Report to Stockholders for 2012 is being mailed to stockholders along with this Proxy Statement. Our Annual Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

By Order of the Board of Directors,
/s/ Jordan L. Kaplan
Jordan L. Kaplan
President and Chief Executive Officer
April 24, 2013

Douglas Emmett

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

01 - Dan A. Emmett	02 - Jordan L. Kaplan	03 - Kenneth M. Panzer	04 - Christopher H. Anderson
05 - Leslie E. Bider	06 - Dr. David T. Feinberg	07 - Thomas E. O'Hern	08 - William E. Simon, Jr.

☐ **Mark here to vote FOR all nominees** ☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08
☐	☐	☐	☐	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1UPX 1607952

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